United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

February 11, 2014

Date of Report

OAK RIDGE ENERGY TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its Charter)

Colorado	000-50032	94-3431032
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

3046 E. Brighton Place

Salt Lake City, Utah  84121

 (Address of Principal Executive Offices)

(801) 201-7635

(Registrant’s Telephone Number, including area code)

N/A

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers.

On February 11, 2014, Armin Weiland was named to our Board of Directors, and with his appointment, we increased the size of our Board of Directors from three to four.

Armin Weiland is 48 years of age and has over 20 years of experience in international corporate finance and direct equity investments, currently serving as an Independent Advisor.  He is directly involved in the field of energy/renewable energy investment and has been for over a decade and has been very actively involved in the energy storage sector for almost the same time.  Armin was the co-head of Partners Group’s European private equity team and formed part of their global private equity direct investment committee, while serving as a Director (2011-2013).  Partners Group AG is a multi-billion global asset management firm headquartered in Switzerland.  He also served as a Director of Partners Group UK Ltd. (2012-2013).  Prior to joining Partners Group, he was employed at HypoVereinsbank Group, ultimately heading global corporate finance (2001 to 2005); Deutsche Bank Group; and co-founded GermanCapital GmbH (2005 to present), a mid-market equity investor, which was subsequently integrated into Partners Group.  He graduated from European Business School in Germany and holds an MBA from James Madison University in Virginia.

There are no present compensatory arrangements for Mr. Weiland service on our Board of Directors.

Item 7.01 Regulation FD Disclosure.

On February 20, 2014, we issued a Press Release regarding the election of Armin Weiland as a director, a copy of which is attached as Exhibit 99.

Item 8.01 Other Information.

On February 11, 2014, we also:

(i)

Appointed Dr. John Bates, Ph.D., to serve as the Chairman on our newly designated Scientific and Technology Committee.

Dr. Bates is our former CTO of  and leader of the thin film battery group at the Oak Ridge National Laboratory.  He is the discoverer of a thin film electrolyte, lithium phosphorus oxynitride (“Lipon”), that enabled the development of all solid state rechargeable thin film lithium and lithium-ion batteries; he holds over twenty five (25) patents in the area of thin film batteries and battery materials, device construction and packaging.  Dr. Bates recently was named a Battelle Distinguished Inventor.  He is a Fellow of the American Physical Society and a former winner of the Electrochemical Society Battery Research Award (2000); an R&D 100 Award (1996); and the Department of Energy Division of Materials Science Award (1994).  He received his Ph.D. in physical chemistry in 1968 from the University of Kentucky.

(ii)

Appointed James P. McDougall to serve on our newly designated Business Advisory Committee.

Mr. McDougall is the founder and President of JPM International, Inc. a consulting and advisory firm in Henderson, Nevada (1996 to present).  Mr. McDougall brings experience in working with international rechargeable battery companies.  He was engaged by Alevo Battery Technology GmbH, a private start-up, working with rechargeable Li-ion batteries, as its Interim CEO and Managing Director (Sept. 2013 to Dec. 2013); and Fortu Holding AS, a private start-up, also working with rechargeable Li-ion batteries, as CEO of its parent holding company (Feb. 2013 to Aug. 2013).  From February 2008 to November 2012, Mr. McDougall worked with Revolt Technology AS, as its Group CEO and Managing Director working in the field of rechargeable zinc-air battery technology; and since 2000, he has been working with the development of several private and public companies using different battery technologies.  Mr. McDougall completed post-graduate studies in Global Oil and Gas management at Thunderbird School of Global Management in Arizona (2013) and global private equity (2006); received a professional certificate in sustainable energy conversion and storage from Stanford University’s School of Engineering (2010); and completed post-graduate studies in private equity and venture capital from Harvard Business School (2010).  He graduated with an MBA in International Management from Thunderbird School of Global Management (2006) and from Ferris State University with B.S. in Business Administration - International Business (1988).

(iii)

Agreed to grant Expedia Holdings Limited (“Expedia”), the sole owner of Newmark Investments Limited (“Newmark”) and the assignee of the $2,000,000 loan that was made to us by Newmark, a lien on all of our equipment and intellectual property, to secure payment of this loan and accrued interest.  The loan, together with applicable interest, is currently due on June 30, 2014. On the execution and delivery of the applicable documents regarding this lien, such documentation will be filed with the Securities and Exchange Commission as Exhibits to an 8-K Current Report to be dated as of the closing date of this transaction.  The lien will not affect our use of our equipment and intellectual property in the ordinary course of our business.  Additional information about the Newmark loan can be found in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which was filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2013.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit No.

Exhibit Description

99

Press Release dated February 20, 2014

Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which was filed with the SEC on November 19, 2013.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

OAK RIDGE ENERGY TECHNOLOGIES, INC.

Date:	February 20, 2014	By:	/s/ Mark Meriwether
Mark Meriwether
Vice President and Director

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